PRESS RELEASE

Contact: Matthew Sokol 203-573-2153

Chemtura Reports Fourth Quarter 2014 Financial Results
Fourth Quarter 2014 GAAP earnings from continuing operations of $8.44 per diluted share and earnings from continuing operations of $0.10 per diluted share on a managed basis
Completed sale of Chemtura AgroSolutions business in November 2014 with a pre-tax gain of $529 million
Completed tender offer of 12.5 million shares for $302 million in December 2014
Released the Valuation Allowance on a significant majority of our U.S. Deferred Tax Assets
PHILADELPHIA, PA – February 25, 2015 – Chemtura Corporation, (NYSE / Euronext Paris: CHMT) (the “Company,” “Chemtura,” “We,” “Us” or “Our”) today announced financial results for the fourth quarter ended December 31, 2014. We also filed with the Securities and Exchange Commission our Annual Report on Form 10-K for the year ended December 31, 2014. For the fourth quarter of 2014, Chemtura reported net sales of $467 million and net earnings from continuing operations on a GAAP basis of $703 million, or $8.44 per diluted share. Net earnings from continuing operations on a managed basis were $8 million, or $0.10 per diluted share.
We issued preliminary operating results for the fourth quarter and 2014 calendar year on February 4, 2015 (the “Pre-Release”) which provided information on our preliminary and unaudited net sales, operating income and Adjusted EBITDA for these periods. The Pre-Release included commentary on our business performance for the year and additional information to allow investors to understand our business performance excluding the Chemtura AgroSolutions business, which was sold on November 3, 2014. Our Fourth Quarter 2014 Earnings Call Presentation posted to our website this evening contains additional commentary on our business performance in the fourth quarter of 2014 compared to the fourth quarter of 2013 and the third quarter of 2014. Further, we shared insight on our business strategy and 2015 outlook at our Investor Day conference on February 5, 2015. A replay of our Investor Day webcast can be accessed on the Investor Relations page of our website, www.chemtura.com, as can our Fourth Quarter 2014 Earnings Call Presentation.
This release supplements the information provided in our Pre-Release. Among other things, it includes a discussion on our gain from sale of the Chemtura AgroSolutions business, a description of a pension settlement loss and the release of a valuation allowance on a significant majority of our U.S. deferred tax assets, primarily related to our historical net operating loss carry-forwards.
Fourth Quarter 2014 Financial Results
The discussion below includes financial information on both a GAAP and non-GAAP managed basis. We present managed basis financial information as management uses this information internally to evaluate and direct the performance of our operations and believes that managed basis financial information provides useful information to investors. A reconciliation of GAAP and managed basis financial information is provided in the supplemental schedules included in this release.
The following is a summary of the quarter and year ended December 31, 2014 financial results from continuing operations on a GAAP basis:

(In millions, except per share data)	Fourth Quarters			Years ended December 31,
	2014	2013	% change	2014	2013	% change
Net sales	$467	$544	(14%)	$2,190	$2,231	(2%)
Operating income	$510	$24	(a)	$619	$98	(a)
Earnings (loss)	$703	$13	(a)	$771	$(22)	(a)
Earnings (loss) - per diluted share	$8.44	$0.13	(a)	$8.43	$(0.23)	(a)
(a) - Changes greater than 150% are not shown.

The following is a summary of the quarter and year ended December 31, 2014 financial results from continuing operations on a managed basis:

(In millions, except per share data)	Fourth Quarters			Years ended December 31,
	2014	2013	% change	2014	2013	% change
Net sales	$461	$544	(15%)	$2,184	$2,231	(2%)
Operating income	$15	$38	(61%)	$132	$162	(19%)
Earnings	$8	$16	(50%)	$69	$68	1%
Earnings - per diluted share	$0.10	$0.16	(38%)	$0.75	$0.69	9%
Adjusted EBITDA	$44	$65	(32%)	$244	$275	(11%)

Note: Expenses incurred in connection with the sale of our Chemtura AgroSolutions business during the fourth quarter of 2014 were deducted from our gain on sale of business. Expenses incurred in connection with the sale of our Chemtura AgroSolutions business included in Adjusted EBITDA on a managed basis were $5 million, or approximately $0.04 per diluted share in the fourth quarter of 2013, $18 million, or approximately $0.13 per diluted share in the year ended December 31, 2014 and $6 million, or approximately $0.04 per diluted share for the year ended December 31, 2013.
CEO Remarks
“With the closing of the sale of Chemtura AgroSolutions on November 3, 2014, we completed our portfolio transformation program having divested three major businesses in two years,” commented Mr. Craig A. Rogerson, Chairman, President and CEO of Chemtura. “For the first time in many years Chemtura has a tightly focused business portfolio and is now a 'pure play' industrial specialty chemicals company. We have acted quickly to deploy the net after-tax sale proceeds to meet our commitments to return value to shareholders, launching a contingent tender offer to repurchase stock before the transaction closed, and to reduce our debt to a level required to maintain our ratio of debt to adjusted EBITDA at approximately the same level as before the divestiture. In the thirteen months ended January 2015, we have repaid approximately $360 million of debt and we will see the benefit from lower interest expense in 2015. This year we have repurchased 25.8 million shares at a cost of $618 million. 2014 has indeed been a transformative year.”
“2014 was a tougher year for our businesses,” continued Mr. Rogerson. “Despite the successes such as the commercial adoption of our new insulation foam flame retardant, Emerald InnovationTM 3000 and commencing commercial deliveries of HVPAO from our new plant in The Netherlands, excess industry capacity for bromine and organometallics used in polyolefin polymerization catalysts overshadowed our progress. We have responded by managing what we can control, accelerating our manufacturing cost reduction programs and finding new opportunities to reduce SG&A expense within our businesses. These actions will deliver $50 million in cost reductions in 2015 and $62 million on an annualized basis, creating the foundation for profit and margin expansion in 2015. We also are taking steps to eliminate stranded costs arising the divestiture of Chemtura AgroSolutions by the end of the first quarter of 2015.”
Outlook
“2015 will permit us to start demonstrating the potential of our industrial specialty chemicals portfolio,” noted Mr. Rogerson. “We will drive profitability growth and margin expansion underpinned by our cost reduction actions. We are focused on execution of our operational plans. We are not relying upon a recovery in bromine this year but will clearly exploit any recovery if it does occur. Our efforts on innovation and on commercial excellence will contribute to improved performance. Meanwhile we are exploring the next steps in building our industrial specialty chemical portfolio.”
“We are continuing to execute upon the remainder of our authorized stock repurchase program”, concluded Mr. Rogerson. “As of Friday, February 20, 2015, we had repurchased 4.5 million shares year-to-date at a cost of $106 million, leaving $64 million available for repurchases under our share repurchase program. Our outstanding common stock as of that date was 67.1 million.
Other Activities Reflected in Our Fourth Quarter Financial Results

•
On November 3, 2014, we completed the sale of our Chemtura AgroSolutions business to Platform Specialty Products Corporation ("Platform") for approximately $1 billion, consisting of $950 million in cash and 2 million shares of Platform common stock. The purchase price is subject to customary post-closing adjustments.

Under the terms of the sale agreement, we have retained most of the property, plant and equipment used to manufacture products for the Chemtura AgroSolutions business and will continue to manufacture products for Platform under several supply agreements and a tolling agreement (collectively, the "Supply Agreements") with minimum terms of between two and four years. Due to the significance of the cash flows associated with these supply agreements, this transaction did not meet the criteria to be presented as a discontinued operation and therefore, the results of our continuing operations for each of the periods covered in this release includes the results of the Chemtura AgroSolutions business through the date of sale as well as the results associated with the Platform supply agreements from the date of sale through December 31, 2014. In alignment with the change in the nature of operations we changed the name of this segment to Agrochemical Manufacturing.
The Supply Agreements with Platform are designed to recover the cash costs incurred to manufacture the products under the Supply Agreements and therefore are considered below-market contracts for their full term. We recorded an obligation of $230 million in connection with the transaction which represents the discounted value of the below-market obligation over the terms of the Supply Agreements, including contractual obligations to continue supply for a period of up to 2 years after the termination of the contracts. The recognition of the obligation, along with the accretion of the obligation to its undiscounted value of $345 million, will be recorded as net sales on a straight-line basis over the term of each supply agreement. We will exclude the amortization of this obligation, net of accretion to its undiscounted fair value, in the presentation of our managed basis financial information.
In the fourth quarter of 2014, we reported a gain on sale of business of $529 million, net of $21 million of costs associated with the sale as well as the $230 million below-market contract obligation.

•	In the fourth quarter of 2014, we released a $404 million valuation allowance on our U.S. deferred tax assets as of December 31, 2014.
At the end of each quarter, we weigh all positive and negative evidence by jurisdiction to evaluate the recoverability of our deferred tax assets. Based on this evaluation, we establish or maintain a valuation allowance for these assets if we determine that it is more likely than not that some or all of the deferred tax assets will not be realized. The weight given to the evidence is commensurate with the extent to which the evidence can be objectively verified. If negative evidence exists, positive evidence is necessary to support a conclusion that a valuation allowance is not needed.
After weighing all of the evidence, we determined that the positive evidence in favor of releasing the valuation allowance, particularly the evidence that was objectively verifiable, outweighed the negative evidence against releasing the allowance as of December 31, 2014. Therefore, we concluded that it is more likely than not that our U.S. deferred tax assets will be realized, except the deferred tax assets relating to certain long lived assets, pre-bankruptcy foreign tax and general business credits, and certain state net operating losses. Of the net $404 million reduction in the total U.S. valuation allowance during 2014, $406 million was recorded to the income tax benefit in our Consolidated Statements of Operations and $2 million was recorded to other comprehensive loss in our Consolidated Balance Sheet.

•
In September 2014, we offered vested pension plan participants in our U.S. qualified pension plan who are no longer employed at the Company a limited-time opportunity to take their pension benefits as a one-time single lump sum or an immediate annuity. Announcement letters were mailed on September 12, 2014. The window for participants to make the election extended from September 22, 2014 until October 31, 2014. Based on the elections received, we reduced our projected benefit obligation and plan assets by $52 million which resulted in a settlement charge in the fourth quarter of 2014 of $21 million.

•
In October 2014, we issued a conditional notice of redemption to holders of our outstanding 7.875% Senior Notes due 2018 (the “2018 Notes”) to call all of the outstanding 2018 Notes on December 1, 2014. In December 2014, we completed the redemption of the remaining 2018 Senior Notes of $101 million with net after-tax proceeds from the sale of our Chemtura AgroSolutions business. In the fourth quarter of 2014, we recorded a $6 million loss on the early extinguishment of debt which included a call premium and the write-off of unamortized capitalized financing costs and original issuance discount with respect to the 2018 Senior Notes.

•
In November 2014, we repaid an additional $126 million of our term loan due 2016 with Bank of America, N.A. as administrative agent (the "Term Loan") with net after-tax proceeds from the sale of our Chemtura AgroSolutions business. In the fourth quarter of 2014, we recorded a $1 million loss on the early extinguishment of debt which included the write-off of unamortized capitalized financing costs and original issuance discount with respect to the Term Loan.

•
In December 2014 and January 2015, we repaid $5 million and $15 million, respectively, of the 5 year secured credit facility of CNY 250 million (approximately $40 million) available through December 2017 (the “China Bank Facility”) with Agricultural Bank of China, Nantong Branch.

•
In December 2014, we completed a modified “Dutch auction” tender offer and repurchased 12.5 million shares of our common stock for an aggregate purchase price of $302 million, excluding fees and expenses.

Fourth Quarter 2014 Results – GAAP

•
Consolidated net sales of $467 million for the fourth quarter of 2014 were $77 million or 14% lower than the fourth quarter of 2013. The sale of the Chemtura AgroSolutions business and the change to selling under the supply agreements with Platform represented a decline in net sales of $57 million in the fourth quarter of 2014. Our Industrial businesses saw lower sales volume of $17 million and unfavorable foreign currency translation of $8 million, offset by higher selling prices of $5 million.

•
Gross profit for the fourth quarter of 2014 was $96 million, a decrease of $37 million compared with the fourth quarter of 2013. Gross profit as a percentage of net sales decreased to 21% as compared with 24% in the same quarter in 2013. The decrease in gross profit was primarily driven by the sale of the Chemtura AgroSolutions business and the change to selling under the supply agreements with Platform, representing $20 million of the decline. Additionally, gross profit declined further due to unfavorable manufacturing costs and variances of $2 million, higher cost of raw materials of $6 million, unfavorable volume and product mix of $6 million, higher distribution and other costs of $4 million and unfavorable effects of foreign currency translation of $4 million offset in part by a $5 million increase in selling prices.

•
Operating income for the fourth quarter of 2014 increased $486 million to $510 million compared with $24 million for the fourth quarter of 2013. The increase was primarily due to a gain on the sale of the Chemtura AgroSolutions business of $529 million, partly offset by a $37 million decrease in gross profit, a $5 million increase in facility closures, severance and related costs and a $1 million increase in other costs. SG&A expense was up slightly as the benefit of our cost savings initiatives was offset by the pension settlement loss associated with the lump sum payout to participants in our U.S. pension plan

•	Included in operating income for the fourth quarters of 2014 and 2013 was $4 million and $2 million, respectively, of stock-based compensation expense.

•
Interest expense was $10 million during the fourth quarter of 2014 which was $5 million lower than the fourth quarter of 2013, primarily as a result of our debt refinancing activities during the second half of 2013 and the repayment of $110 million on our Term Loan in January 2014. We made an additional payment of $126 million against our Term Loan in November 2014, as well as calling the remaining $101 million of our senior notes due 2018 and we arranged to repay $20 million of the China Bank Facility, all of which had little impact on our interest expense in 2014 but will drive lower interest expense in 2015.

•
Other income, net was $8 million in the fourth quarter of 2014 primarily reflected foreign exchange gains. Other expense, net of $2 million in the fourth quarter of 2013 primarily reflected a loss related to the release of cumulative translation adjustments associated with the rationalization of certain European subsidiaries that are no longer required.

•
The income tax benefit in the fourth quarter of 2014 was $202 million compared with $6 million in the fourth quarter of 2013. The tax benefit reported in 2014 includes a release of U.S. valuation allowance in the amount of $406 million and the tax expense related to the taxable gain on the sale of our Chemtura AgroSolutions business.

•
Net earnings from continuing operations for the fourth quarter of 2014 was $703 million, or $8.44 per diluted share, compared with $13 million, or $0.13 per diluted share, for the fourth quarter of 2013.

•	Loss from discontinued operations, net of tax for the fourth quarter of 2013 was $3 million, or $0.03 per diluted share, which represents the Consumer Products business.

•
The loss on sale of discontinued operations, net of tax for the fourth quarter of 2013, was $31 million, or $0.32 per diluted share, which primarily related to the sale of the Consumer Products business.

Cash Flows Details - GAAP

•
Net cash used in operating activities for the fourth quarter of 2014 was $55 million as compared with cash provided by operating activities of $20 million for the fourth quarter of 2013. Net cash used in operating activities for the year ended December 31, 2014 was $78 million compared with net cash provided by operating activities of $79 million for the year ended December 31, 2013. Net cash used in operating activities included the payment of cash taxes and other expenses related to the sale of our former Chemtura AgroSolutions business.

•
Capital expenditures for the fourth quarters of 2014 and 2013 were $35 million and $46 million, respectively. Capital expenditures for the years ended December 31, 2014 and 2013 were $113 million and $170 million, respectively. The decrease was primarily related to capital projects at our Ankerweg, The Netherlands, Bergkamen, Germany and Nantong, China facilities which were substantially completed throughout 2013.

•
Cash income taxes paid (net of refunds) for the fourth quarters of 2014 and 2013 were $40 million and $5 million, respectively. Cash income taxes paid (net of refunds) for the years ended 2014 and 2013 were $68 million and $21 million, respectively. 2014 includes cash taxes paid in connection with the sale of our former Chemtura AgroSolutions business.

•	During the fourth quarter of 2014, we repurchased a total of 15.9 million shares of our common stock for $380 million, excluding fees and expenses associated with the December 2014 Tender Offer.

•	Our total debt was $574 million as of December 31, 2014 compared with $804 million as of September 30, 2014 and $898 million as of December 31, 2013.

•
Cash and cash equivalents was $392 million as of December 31, 2014 compared with $145 million as of September 30, 2014 and $549 million as of December 31, 2013. The increase from September 30, 2014 was primarily the result of the net cash proceeds from the sale of the Chemtura AgroSolutions business, partly offset by repurchases of shares of common stock and debt repayments. The December 31, 2013 balance included the net cash proceeds from the sale of our Consumer Products business. The decrease from December 31, 2013 was primarily the result of repurchases of shares of common stock and debt repayments during the calendar year, partly offset by net after-tax proceeds from the sale of the Chemtura AgroSolutions business.

•	Total debt less cash and cash equivalents was $182 million, $659 million and $349 million as of December 31, 2014, September 30, 2014 and December 31, 2013, respectively.
Fourth Quarter Earnings Q&A Teleconference
Copies of this release, as well as informational slides, will be available on the Investor Relations section of our Web site at www.chemtura.com. We will host a teleconference to review these results at 9:00 a.m. (EST) on Thursday, February 26, 2015. Interested parties are asked to dial in approximately 10 minutes prior to the start time. The call-in number for U.S. based participants is (877) 494-3128 and for all other participants is (404) 665-9523. The conference ID code is 56358664.
Replay of the call will be available for thirty days, starting at 12 p.m. (EST) on Thursday, February 26, 2015. To access the replay, call toll-free (855) 859-2056, (800) 585-8367, or (404) 537-3406, and enter access code 56358664. An audio webcast of the call can be accessed via the link below during the time of the call:
http://edge.media-server.com/m/p/dzgiwgw8
Chemtura Corporation, with 2014 net sales of $2.2 billion , is a global manufacturer and marketer of specialty chemicals. Additional information concerning us is available at www.chemtura.com.
Managed Basis Financial Measures
The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Our managed basis financial measures consist of adjusted results of operations that exclude certain expenses, gains and losses that may not be indicative of our core operations. Excluded items include costs associated with facility closures, severance and related costs; gains and losses on the sale of businesses and assets; increased depreciation due to the change in useful life of assets under restructuring programs; unusual and non-recurring settlements; accelerated recognition of asset retirement obligations: impairment charges; changes in our pension plans as a result of dispositions, merger or significant plan amendments; the release of cumulative translation adjustments upon the complete or substantial liquidation of any majority-owned entity and the recognition of the fair value, net of accretion, of any significant below-market contractual obligations. They also include the computation of Adjusted EBITDA. In addition to the managed basis financial measures discussed above, we have applied a managed basis effective income tax rate to our managed basis income before taxes. Our managed basis tax rate of 31% in 2014 and 2013 represents refined estimated tax rates for our core operations to simplify comparison of underlying operating performance. Our projected managed basis tax rate for 2014 is lower than 31%. However, as a result of the sale of our Chemtura AgroSolutions business, we will need to reevaluate our managed basis tax rate in 2015. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables. We believe that such managed basis financial measures provide useful information to investors and may assist them in evaluating our underlying performance and identifying operating trends. In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of our operations. While we believe that such measures are useful in evaluating our performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and may not provide a comparable view of our performance relative to other companies in similar industries.
Forward-Looking Statements
This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Exchange Act of 1934, as amended. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.
Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	The cyclical nature of the global chemicals industry;

•	Increases in the price of raw materials or energy and our ability to recover cost increases through increased selling prices for our products;

•	Disruptions in the availability of raw materials or energy;

•	Our ability to implement our growth strategies in rapidly growing markets and faster growing regions;

•	Our ability to execute timely upon our portfolio management strategies and mid and long range business plans;

•	The successful separation of the Chemtura AgroSolutions business from the rest of our businesses;

•	Our ability to execute timely on our restructuring plan and achieve the expected cost reductions;

•	Declines in general economic conditions;

•
The ability to comply with product registration requirements of regulatory authorities, including the U.S. Food and Drug Administration (the “FDA”) and European Union Registration, Evaluation and Authorization of Chemicals ("REACh") legislation;

•	Current and future litigation, governmental investigations, prosecutions and administrative claims;

•	Environmental, health and safety regulation matters;

•	Federal regulations aimed at increasing security at certain chemical production plants;

•	Significant international operations and interests;

•	Our ability to maintain adequate internal controls over financial reporting;

•	Exchange rate and other currency risks;

•	Our dependence upon a trained, dedicated sales force;

•	Operating risks at our production facilities;

•	Our ability to protect our patents or other intellectual property rights;

•	Whether our patents may provide full protection against competing manufacturers;

•	Our ability to remain technologically innovative and to offer improved products and services in a cost-effective manner;

•	Our ability to reduce the risks of cyber incidents and protect our information technology;

•	Our unfunded and underfunded defined benefit pension plans and post-retirement welfare benefit plans;

•	Risks associated with strategic acquisitions and divestitures;

•	Risks associated with possible climate change legislation, regulation and international accords;

•	The ability to support the carrying value of the goodwill and long-lived assets related to our businesses;

•	Whether we repurchase any additional shares of our common stock that our Board of Directors has authorized us to purchase and the terms on which any such repurchases are made; and

•	Other risks and uncertainties described in our filings with the Securities and Exchange Commission, including Item 1A, Risk Factors, in our Annual Report on Form 10-K.
These statements are based on our estimates and assumptions and on currently available information. Our forward-looking statements include information concerning possible or assumed future results of operations, and our actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. We undertake no duty to update any forward-looking statements to conform the statements to actual results or changes in our operations.

CHEMTURA CORPORATION
Index of Financial Statements and Schedules

Page

Financial Statements

Consolidated Statements of Operations (Unaudited) -
Quarters and years ended December 31, 2014 and 2013	8

Consolidated Balance Sheets - December 31, 2014 and 2013	9

Condensed Consolidated Statements of Cash Flows (Unaudited) -
Years ended December 31, 2014 and 2013	10

Segment Net Sales and Operating Income (Unaudited) -
Quarters and years ended December 31, 2014 and 2013	11

Supplemental Schedules

Major Factors Affecting Net Sales and Results from Continuing Operations (Unaudited) -
Quarter and year ended December 31, 2014 versus 2013	12

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited) -
Quarters ended December 31, 2014 and 2013	13

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited) -
Years ended December 31, 2014 and 2013	14

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited) -
Quarters ended December 31, 2014 and 2013	15

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited) -
Years ended December 31, 2014 and 2013	16

CHEMTURA CORPORATION
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Quarters ended December 31,		Years ended December 31,
	2014	2013	2014	2013
Net sales	$467	$544	$2,190	$2,231
Cost of goods sold	371	411	1,682	1,721
Gross profit	96	133	508	510
Gross profit %	21%	24%	23%	23%
Selling, general and administrative	63	60	255	229
Depreciation and amortization	25	25	102	101
Research and development	8	13	36	40
Facility closures, severance and related costs	19	14	25	42
Gain on sale of business	(529)	—	(529)	—
Equity income	—	(3)	—	—
Operating income	510	24	619	98
Interest expense	(10)	(15)	(45)	(60)
Loss on early extinguishment of debt	(7)	—	(7)	(50)
Other income (expense), net	8	(2)	12	8
Earnings (loss) from continuing operations before income taxes	501	7	579	(4)
Income tax benefit (expense)	202	6	192	(18)
Earnings (loss) from continuing operations	703	13	771	(22)
(Loss) earnings from discontinued operations, net of tax	—	(3)	1	25
Loss on sale of discontinued operations, net of tax	—	(31)	(9)	(180)
Net earnings (loss)	$703	$(21)	$763	$(177)
Basic per share information:
Earnings (loss) from continuing operations	$8.57	$0.13	$8.55	$(0.23)
(Loss) earnings from discontinued operations, net of tax	—	(0.03)	0.01	0.26
Loss on sale of discontinued operations, net of tax	—	(0.32)	(0.10)	(1.84)
Net earnings (loss)	$8.57	$(0.22)	$8.46	$(1.81)
Diluted per share information:
Earnings (loss) from continuing operations	$8.44	$0.13	$8.43	$(0.23)
(Loss) earnings from discontinued operations, net of tax	—	(0.03)	0.01	0.26
Loss on sale of discontinued operations, net of tax	—	(0.32)	(0.10)	(1.84)
Net earnings (loss)	$8.44	$(0.22)	$8.34	$(1.81)
Weighted average shares outstanding - Basic	82.0	96.6	90.2	97.7
Weighted average shares outstanding - Diluted	83.3	98.1	91.5	97.7

CHEMTURA CORPORATION
Consolidated Balance Sheets
(In millions)

	December 31, 2014	December 31, 2013

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$392	$549
Accounts receivable, net	251	234
Inventories, net	329	346
Other current assets	238	151
Assets held for sale	6	245
Total current assets	1,216	1,525
NON-CURRENT ASSETS
Property, plant and equipment, net	704	717
Goodwill	172	179
Intangible assets, net	99	114
Deferred tax asset - non-current	313	25
Other assets	163	144
Total Assets	$2,667	$2,704

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings	$18	$117
Accounts payable	146	148
Accrued expenses	170	176
Below market obligation - current	38	—
Income taxes payable	24	5
Liabilities held for sale	9	38
Total current liabilities	405	484
NON-CURRENT LIABILITIES
Long-term debt	556	781
Pension and post-retirement health care liabilities	318	246
Below market obligation - non-current	185	—
Deferred tax liability - non-current	25	34
Other liabilities	124	160
Total liabilities	1,613	1,705
STOCKHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	4,383	4,375
Accumulated deficit	(2,262)	(3,025)
Accumulated other comprehensive loss	(397)	(280)
Treasury stock	(672)	(73)
Total Chemtura stockholders' equity	1,053	998
Total Non-controlling interest	1	1
Total stockholders' equity	1,054	999
Total Liabilities and Stockholders' Equity	$2,667	$2,704

CHEMTURA CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Years ended December 31,
Increase (decrease) to cash	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$763	$(177)
Adjustments to reconcile net earnings (loss) to net cash (used in) provided by operating activities:
Loss on sale of discontinued operations	9	180
Gain on sale of business	(529)	—
Impairment charges	—	7
Agrochemical Manufacturing supply agreements	(6)	—
Release of translation adjustment from liquidation of entities	—	(13)
Loss on early extinguishment of debt	7	50
Depreciation and amortization	102	123
Stock-based compensation expense	14	14
Excess tax benefit from share-based payment arrangements	(5)	—
Deferred tax (benefit) expense	(274)	1
Changes in assets and liabilities, net	(159)	(106)
Net cash (used in) provided by operating activities	(78)	79
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from divestments, net of transaction costs	984	357
Payments for acquisitions	—	(3)
Capital expenditures	(113)	(170)
Net cash provided by investing activities	871	184
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	19	481
Payments on long-term debt, includes premium on tendering of notes	(350)	(502)
Payments on other short-term borrowings, net	(1)	(1)
Payment for debt issuance costs	—	(12)
Common shares acquired	(618)	(54)
Proceeds from exercise of stock options	10	8
Excess tax benefit from share-based payment arrangements	5	—
Net cash used in financing activities	(935)	(80)
CASH
Effect of exchange rates on cash and cash equivalents	(15)	1
Change in cash and cash equivalents	(157)	184
Cash and cash equivalents at beginning of period	549	365
Cash and cash equivalents at end of period	$392	$549

CHEMTURA CORPORATION
Segment Net Sales and Operating Income (Unaudited)
(In millions)

	Quarters ended December 31,		Years ended December 31,
	2014	2013	2014	2013
NET SALES
Petroleum additives	$164	$170	$687	$689
Urethanes	70	72	300	290
Industrial Performance Products	234	242	987	979
Bromine based & related products	150	154	641	639
Organometallics	34	41	159	164
Industrial Engineered Products	184	195	800	803
Agrochemical Manufacturing	49	107	403	449
Total net sales	$467	$544	$2,190	$2,231
OPERATING INCOME
Industrial Performance Products	$25	$25	$106	$109
Industrial Engineered Products	(1)	21	16	55
Agrochemical Manufacturing	8	19	86	88
Segment operating income	32	65	208	252
General corporate expense, including amortization	(32)	(27)	(93)	(112)
Facility closures, severance and related costs	(19)	(14)	(25)	(42)
Gain on sale of business	529	—	529	—
Total operating income	$510	$24	$619	$98

CHEMTURA CORPORATION
Major Factors Affecting Net Sales and Results from Continuing Operations (Unaudited)
Quarter and year ended December 31, 2014 versus 2013
(In millions)

The following table summarizes the major factors contributing to the changes versus the comparison prior:

	Quarter ended December 31, 2014		Year ended December 31,
	Net Sales	Earnings (loss) from continuing operations before income taxes	Net Sales	Earnings (loss) from continuing operations before income taxes
2013	$544	$7	$2,231	$(4)
2013 Environmental reserves	—	—	—	21
2013 UK pension benefit matter	—	—	—	(2)
2013 Other non-recurring charges	—	—	—	2
2013 Accelerated depreciation of property, plant and equipment	—	—	—	1
2013 Facility closures, severance and related costs	—	14	—	42
2013 Loss on early extinguishment of debt	—	—	—	50
2013 Reclass of translation adjustments from liquidation of entities	—	2	—	(13)
2013 Reorganization items, net	—	—	—	1
	544	23	2,231	98
Changes in selling prices	5	5	6	6
Unit volume and mix	(17)	(6)	20	14
Foreign currency impact - operating income	(8)	(4)	(10)	(7)
Divestiture of Agrochemical Manufacturing	(63)	(14)	(63)	(14)
Raw materials and energy costs impact	—	(6)	—	(8)
Manufacturing cost impacts	—	(2)	—	(5)
Distribution cost impact	—	(2)	—	(6)
Changes in SGA&R, excluding foreign exchange impact	—	8	—	(19)
Changes in depreciation and amortization expense	—	—	—	2
Changes in equity income	—	(3)	—	—
Lower interest expense	—	5	—	15
Foreign currency impact - other income, net	—	10	—	17
Other	—	(1)	—	7
	461	13	2,184	100
Agrochemical Manufacturing supply agreements	6	6	6	6
2014 Pension settlement	—	(21)	—	(21)
2014 UK pension benefit matter	—	—	—	4
2014 Other non-recurring charges	—	—	—	(2)
2014 Accelerated depreciation of property, plant and equipment	—	—	—	(4)
2014 Facility closures, severance and related costs	—	(19)	—	(25)
2014 Gain on sale of business	—	529	—	529
2014 Loss on early extinguishment of debt	—	(7)	—	(7)
2014 Reorganization items, net	—	—	—	(1)
2014	$467	$501	$2,190	$579

CHEMTURA CORPORATION
GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Quarter ended December 31, 2014			Quarter ended December 31, 2013
	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis
Net sales	$467	$(6)	$461	$544	$—	$544
Cost of goods sold	371	—	371	411	—	411
Gross profit	96	(6)	90	133	—	133
Gross profit %	21%		20%	24%		24%
Selling, general and administrative	63	(21)	42	60	—	60
Depreciation and amortization	25	—	25	25	—	25
Research and development	8	—	8	13	—	13
Facility closures, severance and related costs	19	(19)	—	14	(14)	—
Gain on sale of business	(529)	529	—	—	—	—
Equity loss	—	—	—	(3)	—	(3)
Operating income	510	(495)	15	24	14	38
Interest expense	(10)	—	(10)	(15)	—	(15)
Loss on early extinguishment of debt	(7)	7	—	—	—	—
Other income (expense), net	8	—	8	(2)	2	—
Earnings from continuing operations before income taxes	501	(488)	13	7	16	23
Income tax benefit (expense)	202	(207)	(5)	6	(13)	(7)
Earnings from continuing operations	703	(695)	8	13	3	16
Loss from discontinued operations, net of tax	—	—	—	(3)	3	—
Loss on sale of discontinued operations, net of tax	—	—	—	(31)	31	—
Net earnings (loss)	$703	$(695)	$8	$(21)	$37	$16
Basic per share information:
Earnings from continuing operations	$8.57		$0.10	$0.13		$0.17
Loss from discontinued operations, net of tax	—		—	(0.03)		—
Loss on sale of discontinued operations, net of tax	—		—	(0.32)		—
Net earnings (loss)	$8.57		$0.10	$(0.22)		$0.17
Diluted per share information:
Earnings from continuing operations	$8.44		$0.10	$0.13		$0.16
Loss from discontinued operations, net of tax	—		—	(0.03)		—
Loss on sale of discontinued operations, net of tax	—		—	(0.32)		—
Net earnings (loss)	$8.44		$0.10	$(0.22)		$0.16
Weighted average shares outstanding - Basic	82.0		82.0	96.6		96.6
Weighted average shares outstanding - Diluted	83.3		83.3	98.1		98.1
Managed Basis Adjustments consist of the following:
Agrochemical Manufacturing supply agreements		$(6)			$—
Pension settlement		21			—
Facility closures, severance and related costs		19			14
Gain on sale of business		(529)			—
Loss on early extinguishment of debt		7			—
Release of translation adjustment from liquidation of entities		—			2
Pre-tax		(488)			16
Adjustment to apply a Managed Basis effective tax rate		(207)			(13)
Earnings from discontinued operations, net of tax		—			3
Loss on sale of discontinued operations, net of tax		—			31
After-tax		$(695)			$37
Adjusted EBITDA consists of the following:
Operating income - GAAP			$510			$24
Agrochemical Manufacturing supply agreements			(6)			—
Pension settlement			21			—
Facility closures, severance and related costs			19			14
Gain on sale of business			(529)			—
Operating income - Managed Basis			15			38
Depreciation and amortization - Managed Basis			25			25
Non-cash stock-based compensation expense			4			2
Adjusted EBITDA			$44			$65

CHEMTURA CORPORATION
GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Year ended December 31, 2014			Year ended December 31, 2013
	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis
Net sales	$2,190	$(6)	$2,184	$2,231	$—	$2,231
Cost of goods sold	1,682	(2)	1,680	1,721	(21)	1,700
Gross profit	508	(4)	504	510	21	531
Gross profit %	23%		23%	23%		24%
Selling, general and administrative	255	(17)	238	229	—	229
Depreciation and amortization	102	(4)	98	101	(1)	100
Research and development	36	—	36	40	—	40
Facility closures, severance and related costs	25	(25)	—	42	(42)	—
Gain on sale of business	(529)	529	—	—	—	—
Operating income	619	(487)	132	98	64	162
Interest expense	(45)	—	(45)	(60)	—	(60)
Loss on early extinguishment of debt	(7)	7	—	(50)	50	—
Other income (expense), net	12	1	13	8	(12)	(4)
Earnings (loss) from continuing operations before income taxes	579	(479)	100	(4)	102	98
Income tax benefit (expense)	192	(223)	(31)	(18)	(12)	(30)
Earnings (loss) from continuing operations	771	(702)	69	(22)	90	68
Earnings from discontinued operations, net of tax	1	(1)	—	25	(25)	—
Loss on sale of discontinued operations, net of tax	(9)	9	—	(180)	180	—
Net earnings (loss)	$763	$(694)	$69	$(177)	$245	$68
Basic per share information:
Earnings (loss) from continuing operations, net of tax	$8.55		$0.76	$(0.23)		$0.70
Earnings from discontinued operations, net of tax	0.01		—	0.26		—
Loss on sale of discontinued operations, net of tax	(0.10)		—	(1.84)		—
Net earnings (loss)	$8.46		$0.76	$(1.81)		$0.70
Diluted per share information:
Earnings (loss) from continuing operations, net of tax	$8.43		$0.75	$(0.23)		$0.69
Earnings from discontinued operations, net of tax	0.01		—	0.26		—
Loss on sale of discontinued operations, net of tax	(0.10)		—	(1.84)		—
Net earnings (loss)	$8.34		$0.75	$(1.81)		$0.69
Weighted average shares outstanding - Basic	90.2		90.2	97.7		97.7
Weighted average shares outstanding - Diluted	91.5		91.5	97.7		99.0
Managed Basis Adjustments consist of the following:
Agrochemical Manufacturing supply agreements		$(6)			$—
Environmental Reserve		—			21
Pension settlement		21			—
UK pension benefit matter		(4)			(2)
Other non-recurring charges		2			2
Accelerated depreciation of property, plant and equipment		4			1
Facility closures, severance and related costs		25			42
Gain on sale of business		(529)			—
Loss on early extinguishment of debt		7			50
Release of translation adjustment from liquidation of entities		—			(13)
Reorganization items, net		1			1
Pre-tax		(479)			102
Adjustment to apply a Managed Basis effective tax rate		(223)			(12)
Earnings from discontinued operations, net of tax		(1)			(25)
Loss on sale of discontinued operations, net of tax		9			180
After-tax		$(694)			$245
Adjusted EBITDA consists of the following:
Operating income - GAAP			$619			$98
Agrochemical Manufacturing supply agreements			(6)			—
Environmental Reserve			—			21
Pension settlement			21			—
UK pension benefit matter			(4)			(2)
Other non-recurring charges			2			2
Accelerated depreciation of property, plant and equipment			4			1
Facility closures, severance and related costs			25			42
Gain on sale of business			(529)			—
Operating income - Managed Basis			132			162
Depreciation and amortization - Managed Basis			98			100
Non-cash stock-based compensation expense			14			13
Adjusted EBITDA			$244			$275

CHEMTURA CORPORATION
GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited)
(In millions of dollars)

	Quarter ended December 31, 2014			Quarter ended December 31, 2013
	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis
NET SALES
Industrial Performance Products	$234	$—	$234	$242	$—	$242
Industrial Engineered Products	184	—	184	195	—	195
Agrochemical Manufacturing	49	(6)	43	107	—	107
Total net sales	$467	$(6)	$461	$544	$—	$544
OPERATING INCOME
Industrial Performance Products	$25	$—	$25	$25	$—	$25
Industrial Engineered Products	(1)	—	(1)	21	—	21
Agrochemical Manufacturing	8	(6)	2	19	—	19
Segment operating income	32	(6)	26	65	—	65
General corporate expense, including amortization	(32)	21	(11)	(27)	—	(27)
Facility closures, severance and related costs	(19)	19	—	(14)	14	—
Gain on sale of business	529	(529)	—	—	—	—
Total operating income	$510	$(495)	$15	$24	$14	$38
Managed Basis Adjustments consist of the following:
Agrochemical Manufacturing supply agreements		$(6)			$—
Pension settlement		21			—
Facility closures, severance and related costs		19			14
Gain on sale of business		(529)			—
		$(495)			$14
DEPRECIATION AND AMORTIZATION
Industrial Performance Products	$8	$—	$8	$8	$—	$8
Industrial Engineered Products	12	—	12	10	—	10
Agrochemical Manufacturing	1	—	1	3	—	3
General corporate expense	4	—	4	4	—	4
Total depreciation and amortization	$25	$—	$25	$25	$—	$25
NON-CASH STOCK-BASED COMPENSATION EXPENSE
Industrial Performance Products			$—			$—
Industrial Engineered Products			—			—
Agrochemical Manufacturing			—			—
General corporate expense			4			2
Total non-cash stock-based compensation expense			$4			$2
Adjusted EBITDA by Segment:
Industrial Performance Products			$33			$33
Industrial Engineered Products			11			31
Agrochemical Manufacturing			3			22
General corporate expense			(3)			(21)
Adjusted EBITDA			$44			$65

CHEMTURA CORPORATION
GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited)
(In millions of dollars)

	Year ended December 31, 2014			Year ended December 31, 2013
	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis
NET SALES
Industrial Performance Products	$987	$—	$987	$979	$—	$979
Industrial Engineered Products	800	—	800	803	—	803
Agrochemical Manufacturing	403	(6)	397	449	—	449
Total net sales	$2,190	$(6)	$2,184	$2,231	$—	$2,231
OPERATING INCOME
Industrial Performance Products	$106	$4	$110	$109	$2	$111
Industrial Engineered Products	16	2	18	55	—	55
Agrochemical Manufacturing	86	(6)	80	88	—	88
Segment operating income	208	—	208	252	2	254
General corporate expense, including amortization	(93)	17	(76)	(112)	20	(92)
Facility closures, severance and related costs	(25)	25	—	(42)	42	—
Gain on sale of business	529	(529)	—	—	—	—
Total operating income	$619	$(487)	$132	$98	$64	$162
Managed Basis Adjustments consist of the following:
Agrochemical Manufacturing supply agreements		$(6)			$—
Environmental reserves		—			21
Pension settlement		21			—
UK pension benefit matter		(4)			(2)
Other non-recurring charges		2			2
Accelerated depreciation of property, plant and equipment		4			1
Facility closures, severance and related costs		25			42
Gain on sale of business		(529)			—
		$(487)			$64
DEPRECIATION AND AMORTIZATION
Industrial Performance Products	$34	$(4)	$30	$28	$—	$28
Industrial Engineered Products	44	—	44	43	—	43
Agrochemical Manufacturing	8	—	8	12	—	12
General corporate expense	16	—	16	18	(1)	17
Total depreciation and amortization	$102	$(4)	$98	$101	$(1)	$100
NON-CASH STOCK-BASED COMPENSATION EXPENSE
Industrial Performance Products			$1			$1
Industrial Engineered Products			1			1
Agrochemical Manufacturing			1			1
General corporate expense			11			10
Total non-cash stock-based compensation expense			$14			$13
Adjusted EBITDA by Segment:
Industrial Performance Products			$141			$140
Industrial Engineered Products			63			99
Agrochemical Manufacturing			89			101
General corporate expense			(49)			(65)
Adjusted EBITDA			$244			$275